[LETTERHEAD OF KPMG PEAT MARWICK LLP]



                INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors
Central Bancorp, Inc.


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Central Bancorp, Inc. of our report dated April 28, 1998, relating to the consolidated balance sheets of Central Co-operative Bank as of March 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the Central Co-operative Bank Annual Report on Form 10-K for the year ended March 31, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus contained in such Registration Statement.



                                      /s/KPMP Peat Marwick LLP



Boston, Massachusetts
January 20, 1999